INVESTMENT MANAGERS SERIES TRUST

AMENDED AND RESTATED
DISTRIBUTION PLAN

THIS AMENDED AND RESTATED DISTRIBUTION PLAN dated 29th day of November 2012 to the Distribution Plan dated June 29, 2011 (the “Plan”) is adopted in accordance with Rule 12b–1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), with respect to the series (the “Fund”) and classes (the “Classes”) identified on Schedule A attached hereto and incorporated herein.

As a general rule, an investment company may not finance any activity primarily intended to result in the sale of its shares, except pursuant to the Rule.  Uncertainty may exist from time to time with respect to whether payments to be made by the Trust to IMST Distributors, LLC (the “Distributor”), or to other firms under agreements with respect to the Fund (“Firms”), may be deemed to constitute impermissible distribution expenses.  Accordingly, payments by the Trust and expenditures made by others out of monies received from the Trust which are later deemed to be for the financing of any activity primarily intended to result in the sale of Funds shares shall be deemed to have been made pursuant to the Plan.

The provisions of the Plan are as follows:

1.           Annual Fee.  The Trust will pay to the Distributor an annual fee and Distributor may use this fee to compensate Firms for the services they provide for the benefit of the Fund and its shareholders, including expenses in connection with the promotion and distribution of the Fund’s shares.  The Distributor may compensate such Firms directly or work with the Trust’s service providers to have this fee paid directly by the Fund to such Firms.  The annual fee paid will be calculated daily and paid monthly by the Fund based on the average daily net assets of the Fund up to the amount set forth on Schedule A hereto.

2.           Expenses Covered by the Plan.  The fees paid under Section 1 of the Plan may be used to pay for any expenses primarily intended to result in the sale of shares of the Fund (“distribution services”), including, but not limited to:  (a) costs of payments, including incentive compensation, made to agents for and consultants to the Distributor or the Trust, including pension administration firms that provide distribution services and broker–dealers that engage in the distribution of the shares of the Fund; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of shares of the Fund including, but not limited to, personnel of the Distributor or the Fund’s investment advisor (the “Advisor”) and their respective affiliates, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, and providing any other shareholder services not otherwise provided by the Trust’s other servicing arrangements; (c) payments made pursuant to any dealer agreements between the Distributor and certain broker–dealers, financial institutions and other service providers; (d) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, meetings, presentations, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective shareholders of the Fund; (f) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; (g) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable; and (h) reimbursement to the Advisor for expenses advanced on behalf of the Fund with respect to such activities.  Such expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

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3.           Written Reports.  The Distributor shall furnish to the Board of Trustees of the Trust, for its review, on at least a quarterly basis, a written report of the monies paid to it or Firms under the Plan with respect to the Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan in order to enable the Board of Trustees to make an informed determination of whether the Plan should be continued as to the Fund.

4.           Effective Date of Plan and Continuance.  The Plan shall take effect at such time as it has received requisite Trustee and shareholder approval (if any) with respect to the Fund.  The Plan shall continue in effect indefinitely, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Independent Trustees"), cast in person at a meeting called for such purpose or by vote of at least a majority of the outstanding voting securities of such class.

5.           Termination.  The Plan may be terminated at any time with respect to any share Class without penalty by vote of a majority of the Independent Trustees or by vote of the majority of the outstanding voting securities of that Class, and any dealer agreement under the Plan may be likewise terminated on not more than sixty (60) days’ written notice.  Failure to renew the Plan on an annual basis shall also constitute termination of the Plan.  Any dealer agreement under the Plan will also terminate automatically in the event of its assignment, as that term is defined in the 1940 Act.  Once either the Plan or a dealer agreement is terminated, no further payments shall be made under the Plan or such dealer agreement, as the case may be, relating to the Fund with respect to services performed or costs incurred after the date of termination or with respect to unreimbursed current or carried forward distribution expenses as of the date of termination.

6.           Amendments.  The Plan may not be amended to increase materially the amount to be spent for distribution services with respect to shares of a Class of the Fund pursuant to Section 1 hereof without approval by a majority of the outstanding voting securities of the Class.  All material amendments to the Plan shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for such purpose or in any other manner permitted by the 1940 Act.

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7.           Selection of Independent Trustees.  So long as the Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees who are not themselves interested persons of the Trust.

8.           Preservation of Materials.  The Trust will preserve copies of the Plan, any agreements relating to the Plan and any report made pursuant to Section 3 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

9.           Limitation of Liability.  Any obligation of the Fund hereunder shall be binding only upon the assets of the Fund and shall not be binding on any other series of the Trust or any Trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the Board or shareholders of the Fund nor the adoption of the Plan on behalf of the Fund shall impose any liability upon any Trustee or upon any shareholder.

10.           Meanings of Certain Terms.  As used in the Plan, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

11.           Severability; Separate Action.  If any provision of the Plan shall be held or made invalid by a court decision, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Adopted: November 29, 2012

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AMENDMENT 1 OF SCHEDULE A

TO AMENDED AND RESTATED
DISTRIBUTION PLAN

Fund	Class	Annual Fee
WCM Focused International Growth Fund	Investor Class	0.25%
WCM Focused Emerging Markets Fund	Investor Class	0.25%
WCM Focused Global Growth Fund	Investor Class	0.25%

Dated:	November 29, 2012

Amended:	June 20, 2013

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